                                                                  EXHIBIT 10.7

                             EMPLOYMENT AGREEMENT


    Employment Agreement dated as of December 31, 1996 (the "Agreement") by and between Color Spot Nurseries, Inc., a Delaware corporation whose name is to be changed to "CSN, Inc." (the "Company"), and Michael F. Vukelich, an individual ("Executive").

    A. This Agreement is entered into pursuant to that certain Recapitalization and Stock Purchase Agreement of even date herewith among the Company, KCSN Acquisition Company, L.P., Executive and the other stockholders of the Company (the "Recapitalization Agreement").

    B. The Company is in the business of producing, selling and distributing packaged bedding plants (the "Business"). Executive is the Chairman of the Board and Chief Executive Officer of the Company and has been involved in the business of the Company since its formation. Executive has extensive knowledge and a unique understanding of the Business.

    C. The Company and Executive desire to enter into this Agreement to assure the Company of the continued services of Executive and to set forth the rights and duties of the parties hereto.

    NOW, THEREFORE, in consideration of the mutual undertakings set forth herein, the Company and Executive agree as follows:

    1. ENGAGEMENT OF EMPLOYMENT. In accordance with the terms and subject to the conditions set forth in this Agreement, as of the Effective Date (as defined below), the Company agrees to continue to employ Executive, and Executive agrees to continue such employment, as the Chairman of the Board and Chief Executive Officer of the Company. During the Employment Period, Executive shall also serve as the Chief Executive Officer of Color Spot Watsonville, Inc. and any other subsidiary of the Company that conducts all or substantially all of the Company's operations conducted on the date hereof.

    2. DUTIES AND POWERS. During the Employment Period (as hereinafter defined), Executive shall perform such duties, render such services and have such authority and responsibilities consistent with the position of Chief Executive Officer as shall from time to time be reasonably delegated or assigned to him by the Board of Directors of the Company (the "Board"). So long as Executive owns 10% of the issued and outstanding shares of the Company's Common Stock (giving effect to the exercise of all vested options held by Executive), Executive shall be elected to and shall serve on the Board. Executive shall report directly to the Board and/or such Committee(s) of the Board as the Board shall designate in connection with the performance by the Executive of his duties and services hereunder.

    3. PERFORMANCE AND EXCLUSIVITY. Executive agrees to faithfully and conscientiously serve the Company, to devote his full time, skill, attention and energy to the business and affairs of the Company and its subsidiaries and affiliated entities (collectively, the "Affiliates"), and to perform his duties hereunder competently, diligently and to the best of his abilities. During the Employment Period, Executive's services shall be rendered exclusively for the Company and the Affiliates and Executive shall not render services for his own account or for any third party.

    4. TERM. The term of employment under this Agreement (the "Employment Period") shall commence as of the date of closing of the transactions contemplated by the Recapitalization Agreement (the "Effective Date") and shall continue until the third anniversary of the Effective Date or earlier termination pursuant to Section 7 below. The Employment Period shall be automatically renewed for successive one-year periods unless either Executive or the Company gives written notice of non-renewal to the other party at least ninety (90) days in advance of the then-current scheduled expiration date of the Employment Period.

    5. COMPENSATION AND BENEFITS.

         5.1 BASE SALARY. During the Employment Period, the Company shall pay Executive a base salary of Two Hundred Thousand Dollars ($200,000) per annum (the "Base Salary"), payable in accordance with the Company's regular pay schedule for salaried employees. For each year of the Employment Period (if any) subsequent to the initial three-year term, the Base Salary shall be increased to reflect any increases in the cost of living determined by multiplying $200,000 by a percentage equal to the percentage increase in the Consumer Price Index for all Urban Consumers-New Series (1982-84=100) for San Francisco/Oakland/San Jose as published by the United States Department of Labor for the month immediately preceding such renewal of the Employment Period as compared to December 1996.

         5.2 BONUS. In addition to the other compensation payable to Executive hereunder, Executive shall be eligible to receive an annual bonus during the Employment Period in accordance with the bonus plan term sheet attached hereto.

         5.3 STOCK OPTIONS; DEFERRED COMPENSATION. (a) Following the Effective Date, Executive's existing option to purchase 573,346 shares of the Company's Common Stock granted pursuant to Executive's existing Employment and Non-Competition Agreement with the Company dated as of September 8, 1995, as amended August 1, 1996 (the "Existing Employment Agreement"), shall continue in effect notwithstanding any subsequent termination of Executive's employment with the Company.

    (b) On the Effective Date, in addition to other compensation payable to Executive hereunder, the Company will grant to Executive the option to purchase up to 300,000 shares ("Option Shares") of the Company's Common Stock (the "Option") at an exercise price of $4.95


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

per share (the "Option Price") pursuant to the Company's 1997 Stock Option Plan, which Option will be evidenced by the option agreement attached hereto.

    (c) Executive shall be entitled to receive deferred compensation in the amount of $573,346 which shall be payable by the Company in a lump sum upon the earlier of consummation of the Company's initial public offering of Common Stock or the acquisition of a majority of the outstanding Common Stock by any person or group of related persons (other than stockholders of the Company on the Effective Date) at a purchase price in excess of $1.00 per share.

         5.4 VACATION AND SICK DAYS. Executive shall be entitled to three (3) weeks of paid vacation and sick days during each year of the Employment Period, in addition to legal holidays. Any vacation shall be taken during periods mutually and reasonably satisfactory to both the Board and Executive. Vacation and sick day allowance hereunder shall be cumulative, and shall accrue, from year to year, up to a maximum of six (6) weeks at any time.

         5.5 CAR ALLOWANCE. During the Employment Period, the Company shall pay to Executive a car allowance of Four Hundred Fifty Dollars ($450) per month, payable in accordance with the Company's regular pay schedule for salaried employees. Executive shall be responsible for and pay all gasoline, insurance, repairs, maintenance and other expenses in connection with an automobile used by Executive for services rendered hereunder. Executive acknowledges and agrees that the Company may report the foregoing car allowance as additional compensation to Executive, if the Company believes such reporting may be required by applicable law.

         5.6 BENEFITS. The Company shall provide Executive with such additional benefits as is provided by the Company to its other salaried employees.

         5.7 TAXES, ETC. All compensation payable to Executive hereunder is stated in gross amounts and shall be subject to all applicable withholding taxes, other normal payroll deductions and any other amounts required by law to be withheld.

    6. BUSINESS EXPENSES. The Company shall reimburse Executive for his reasonable, ordinary and necessary expenses incurred in connection with the performance of his duties hereunder, including travel (except as provided in Section 5.5 above) and entertainment expenses; provided, however, that Executive shall provide the Company with an accounting of his expenses together with such supporting documentation and other substantiation of reimbursable expenses as will conform to Internal Revenue Service or other requirements.

    7. TERMINATION.

         7.1 TERMINATION BY COMPANY FOR CAUSE. The Company shall have the option to terminate Executive's employment hereunder for Cause (defined below), effective immediately upon written notice of termination to Executive. "Cause" as used herein means the occurrence


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

of any of the following events: (i) the commission by Executive of theft or embezzlement of Company property or other acts of dishonesty or criminal conduct harmful in any significant respect to the business, property or reputation of the Company or the commission by Executive of other acts harmful in any significant respect to the business, property or reputation of the Company; (ii) the commission by Executive while an employee of the Company or its Affiliates of an act determined in good faith by the Board to amount to gross, willful or wanton negligence of Executive's duties under the terms of his employment; (iii) the refusal by Executive while an employee of the Company or its Affiliates to perform, or substantial neglect of, the duties assigned to Executive by the Company; (iv) any significant violation by Executive of any statutory or common law duty of loyalty to the Company; or (v) a material breach by Executive of this Agreement. The determination of Cause shall be made in good faith by the Board after written notice to Executive and, in the case of conduct described in clause (iii), (iv) or (v) above, a reasonable opportunity to cure such conduct. Any termination under this Section 7.1 shall not be deemed to be an election of remedy or a waiver by the Company of any of the Company's rights or remedies otherwise available to the Company at law, in equity or otherwise (including without limitation, all rights under Section 8 hereof).

         7.2 TERMINATION BY COMPANY OR EXECUTIVE. Either the Company (with or without Cause) or Executive has the right to terminate Executive's employment hereunder for any reason, upon thirty (30) days' prior written notice to the other.

         7.3 TERMINATION DUE TO DEATH OR DISABILITY. Executive's employment shall automatically terminate in the event of Executive's death or permanent disability (as determined in good faith by the Board).

         7.4  COMPENSATION AFTER TERMINATION

              7.4.1 If Executive's employment hereunder is terminated (i) by the Company for Cause, (ii) by Executive prior to the scheduled expiration of the Employment Period, or (iii) by Executive's failure to renew this Agreement pursuant to Section 4 of this Agreement, then the Company shall have no further obligations hereunder or otherwise with respect to Executive's employment from and after the termination or expiration date (except payment of the Base Salary accrued through the date of termination or expiration).

              7.4.2 If Executive's employment hereunder is terminated by the Company without Cause prior to the expiration of the Employment Period, Executive shall be entitled to receive as severance pay the sum of the following (the "Cause Severance Payment"): (i) the Base Salary for the period remaining in the Employment Period, plus (ii) the pro rata amount (based upon the period for which Executive has rendered services to the Company in the calendar year in which Executive is being terminated) of the total bonus paid to Executive by the Company in the calendar year preceding the calendar year in which Executive is being terminated. If the Executive's employment hereunder is terminated by the Company's failure to renew this


                                       4
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Agreement pursuant to Section 4 of this Agreement, the Company shall pay to
Executive the Base Salary for the six (6) month period following the expiration of the Employment Period (the "Renewal Severance Payment"). The Cause Severance Payment and the Renewal Severance Payment shall hereinafter be referred to collectively as the "Severance Payments." The Severance Payments shall be payable in accordance with Section 5.1 above. Except for the Severance Payments, if the Executive's employment hereunder is terminated without Cause prior to the expiration of the Employment Period, the Company shall have no further obligations hereunder or otherwise with respect to Executive's employment from and after the termination date (except payment of the Base Salary accrued through the date of termination).

              7.4.3 If Executive's employment hereunder is terminated by reason of Executive's death or disability, the Company shall continue to pay Executive (or his estate) his Base Salary through the first anniversary of the date of termination or earlier expiration of the Employment Period and shall have no further obligations hereunder or otherwise with respect to Executive's employment.

              7.4.4 The termination of Executive's employment hereunder for any reason shall not affect any rights of Executive pursuant to (i) the Stock Repurchase Agreement of even date herewith among the Company, Executive and Jerry L. Halamuda, (ii) the Stockholders Agreement of even date herewith among the Company, Executive and other stockholders of the Company, (iii) Executive's existing option described in Section 5.3(a) above, or (iv) the Company's 1997 Stock Option Plan and Executive's related stock option agreement, which rights shall survive such termination in accordance with their respective terms.

         7.5  SURVIVAL OF COVENANTS.  The covenants of Executive set forth in
Section 8 below shall survive the expiration of the Employment Period or the prior termination of this Agreement, regardless of the cause or reason therefor.

         7.6 RETURN OF CONFIDENTIAL INFORMATION. Promptly upon the expiration or the prior termination of this Agreement, Executive shall return to the Company all Confidential Information in his possession, regardless of the cause or reason for such expiration or termination.

    8. COVENANTS OF EXECUTIVE. In order to protect the value of the Business to the Company and in order to induce the Company to enter into the Recapitalization Agreement, Executive covenants and agrees as follows:

         8.1  NON-COMPETITION.

         (a) During the Restrictive Period (as hereinafter defined), within the Restrictive Territories (as hereinafter defined), Executive shall not, directly or indirectly, organize, own, operate or otherwise participate in or carry on any business (either financially as owner of an equity interest in such business or of the entity or person that controls such business, or as


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

creditor of such business or of the entity or person that controls such business, or as an employee, director, officer, partner, consultant or agent or in any capacity that calls for the rendering of personal services, advice, or acts of management, operation or control or in any other manner whatsoever) that is directly or indirectly competitive with or similar to the Business as now or hereafter conducted by the Company or any of the Affiliates; provided, however that this Section 8 shall not prohibit Executive from engaging in any venture involving the production of bedding plants otherwise than for sale to third party wholesale or retail resellers of such plants.

         (b) During the Restrictive Period and for a period of one (1) year thereafter, Executive shall not, directly or indirectly, as a principal, director, officer, partner, consultant, agent or in any other capacity, solicit, advise or induce any officer, director, employee, agent or consultant of the Company or any of its Affiliates, or any individual who holds any other similar position, to leave his employment with Company or any of its Affiliates, or otherwise terminate their relationship with the Company or any of its Affiliates.

         (c) During the Restrictive Period and for a period of one (1) year thereafter, Executive shall not solicit, advise or induce any client or customer of the Company or any of its Affiliates to withdraw, curtail or cancel its business or relationship with the Company or any of its Affiliates.

         8.2  RESTRICTIONS ON THE USE OF CONFIDENTIAL INFORMATION.

         (a) All Confidential Information, whether or not prepared by Executive, or which comes into Executive's direct or indirect, actual or constructive possession during or after the Restrictive Period, or in any other way, and whether or not such information and materials contain or constitute confidential information or trade secrets, are and shall remain the exclusive property of the Company.

         (b) Executive shall not, directly or indirectly, at any time during or after the Restricted Period, disclose to any third party or use or authorize any third party to use any Confidential Information except in connection with the performance of Executive's duties to Company under this Agreement.

         8.3 SEVERABILITY. Each of the covenants and provisions contained in this Section 8 (the "Non-Competitive Provisions") are separate and distinct. If any Non-Competitive Provision or any provision or portion thereof is held invalid, inoperative or unenforceable, the remaining Non-Competitive Provisions and the provisions or portions thereof shall be considered valid, operative and enforceable and, to the extent possible, effect shall be given to the intent manifested by the Non-Competitive Provisions (or the portions thereof) held invalid, inoperative or unenforceable.


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

         8.4 INJUNCTIVE RELIEF. Executive hereby acknowledges and agrees that any breach or threatened breach of the covenants contained in this Section 8 will cause substantial and irreparable injury and damage to the Company in an amount and of a character difficult to ascertain. Accordingly, in addition to any other relief to which the Company may otherwise legally or equitably be entitled, the Company shall also be entitled to immediate temporary, preliminary and/or permanent injunctive relief to prevent any such breach or threatened breach and/or continuation thereof, through appropriate legal proceedings without proof of actual damages that have been incurred or may be incurred by the Company with respect to such breach or threatened breach.

         8.5  DEFINITIONS.

         (a) As used herein, the "Restrictive Period" shall mean a period commencing on the Effective Date and ending one year after the later of (i) termination or expiration of Executive's employment hereunder for any reason, or
(ii) the expiration of any period following termination of Executive's employment during which Executive is receiving any Severance Payment; provided, however, that Executive may elect to forego receipt of any Severance Payment, in which case the Restrictive Period shall expire one year after termination of Executive's employment.

         (b) As used herein, the "Restrictive Territories" shall mean (i) during the Employment Period, within any state, possession, territory or jurisdiction of the United States of America, and all other countries, nations, territories and areas of the world and universe, and (ii) during the Restrictive Period subsequent to the Employment Period, for so long as the Company or any of its Affiliates carries on the Business or other similar business in the counties and states hereafter specified, within (A) the California counties of Los Angeles, Orange, San Bernadino, San Diego, Ventura, Fresno, Alameda, Alpine, Amador, Butte, Calaveras, Colusa, Contra Costa, Del Norte, El Dorado, Glenn, Humboldt, Imperial, Inyo, Kern, Kings, Lake, Lassen, Madera, Marin, Mariposa, Mendocino, Merced, Modoc, Mono, Monterey, Napa, Nevada, Placer, Plumas, Riverside, Sacramento, San Benito, San Francisco, San Joaquin, San Luis Obispo, San Mateo, Santa Barbara, Santa Clara, Santa Cruz, Shasta, Sierra, Siskiyou, Solano, Sonoma, Stanislaus, Sutter, Tehama, Trinity, Tulare, Tuolumne, Yolo and Yuba, and (B) the States of Arizona, Colorado, Texas, Nevada, Oregon, Utah and Washington.

         (c) As used herein, "Confidential Information" shall mean all of the Company's trade secrets, know-how, financial information, intellectual property and other proprietary rights, including without limitation growing, manufacturing and marketing information, formulae, knowledge, data, budgets, products, customer lists, computer programs, software, telephone numbers, prices, costs, personnel, suppliers, developments and techniques concerning the Company and the Business and all of the Company's books, files, records, documents, plans, drawings, designs, renderings, estimates, specifications, operating manuals, manuals, user documentation, product literature, catalogues, marketing materials and similar items relating to


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

the Business or the Company; provided, however, that Confidential Information shall not include such of the foregoing as is in the public domain otherwise than as a result of unauthorized disclosure by Executive.

    9. REPRESENTATIONS OF EXECUTIVE. Executive represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, which would be breached by Executive upon execution of this Agreement or which would impair or prevent Executive from performing his duties or rendering his services to the Company during the Employment Period, and Executive has not made and will not make any commitment or do any act in conflict with this Agreement.

    10. GENERAL PROVISIONS.

         10.1 NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally to the recipient, (ii) sent to the recipient by reputable express courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or (iii) transmitted by telecopier to the recipient with a confirmation copy to follow the next day to be delivered by overnight carrier. Such notices, demands and other communications shall be sent to the addresses indicated below:

              (a)  If to Executive:

                   Michael F. Vukelich
                   1859 Danielle Court
                   Walnut Creek, CA 94598
                   Facsimile:  (510) 943-7225

              with a copy to:

                   Knox Ricksen
                   1999 Harrison Street
                   Suite 1700
                   Oakland, CA 94612-3500
                   Facsimile:  (510) 446-1946
                   Attention:  Thomas A. Palmer, Esq.


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

              (b)  If to the Company:

                   Color Spot Nurseries, Inc.
                   13880 San Pablo Avenue
                   Second Floor
                   San Pablo, CA 94806
                   Facsimile:  (510) 232-7445
                   Attention:  Secretary

              with copies to:

                   Brownstein Hyatt Farber & Strickland, P.C.
                   410 Seventeenth Street
                   Suite 2200
                   Denver, CO 80202
                   Facsimile:  (303) 623-1956
                   Attention:  John R. Garrett, Esq.

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Date of service of such notice shall be (i) the date such notice is personally delivered, (ii) three days after the date of mailing if sent by certified or registered mail, (iii) one day after the date of delivery to the overnight courier if sent by overnight courier or (iv) the next business day after the date of transmittal by telecopier.

         10.2 AMENDMENT AND WAIVER. No amendment or modification of this Agreement shall be valid or binding unless made in writing and authorized by the Board and by Executive. The waiver by the Company of any breach of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive.

         10.3  ARBITRATION.

         (a) The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Except as otherwise provided in this
Section 10.3, any controversy, dispute or claim of any nature arising out of, in connection with or in relation to the interpretation, performance or breach of this Agreement, including any claim based on contract, tort or statute, shall be resolved at the request of any party to this Agreement by final and binding arbitration conducted (i) by a panel (the "Panel") of three (3) members of the Judicial Arbitration & Mediation Services, Inc. San Francisco, elected pursuant to the rules and regulations thereof, (ii) at a location in San Francisco, California selected by the Panel, and (iii) administered in accordance with the Federal Arbitration Act (9 USC Sections 1 et seq.) and the then existing Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc.
The decision of the


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

Panel shall be governed by and in accord with all applicable California and federal laws. Judgment upon any award rendered by the Panel may be entered by any state or federal court having jurisdiction thereof. The Panel shall not be empowered to award punitive damages.

         (b) Any party may seek from a court any interim or provisional relief that may be necessary to protect or preserve its rights under this Agreement pending the establishment of an arbitration proceeding under this Section 10.3 and the Panel's determination of the merits of the controversy; provided, however, that the Panel shall be empowered to dissolve, discharge or otherwise release such interim or provisional relief at any time before conclusion of proceedings upon a proper showing. The Panel shall be empowered to award monetary damages to any party for loss occasioned by such interim or provisional relief upon an ultimate showing of lack of merit.

         (c) The parties shall allow and participate in discovery in accordance with the Federal Rules of Civil Procedure, except (i) depositions may be taken at any time after the appointment of the Panel and (ii) the response to a written discovery request shall be served within fourteen (14) days after service of the request. The parties shall allow and participate in such discovery for a period of forty-five (45) days after the appointment of the Panel, plus such additional time as the Panel determines to be necessary to protect an inquiring party from a responding party's delay in responding to one or more discovery requests. Unresolved discovery disputes shall be resolved by the Panel. The United States Arbitration Act and the then existing Rules of Practice and Procedure of Judicial Arbitration & Mediation Services, Inc. to the contrary notwithstanding, this paragraph sets forth the exclusive rights of the parties to discovery in any arbitration proceeding under this Section 10.3.

         (d) The Panel shall render a final award within ninety (90) days after the date of its appointment, plus such additional time, if any, as the Panel permits for discovery pursuant to this Section 10.3.

         (e) The Panel may award to the prevailing party, if any, as determined by the Panel, part or all of the prevailing party's costs and fees. "Costs and fees" means all reasonable pre-award expenses of the arbitration, including the Panel's fees, administrative fees, travel expenses, out-of-pocket expenses such as photocopy, telecopy and telephone charges, witness fees and attorneys' fees.

         (f) The award of the arbitration shall be final, binding and nonappealable.

         10.4 ASSIGNMENT. No party hereto may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other party hereto, provided, however, that the Company shall have the right to assign all or any part of its rights and obligations under this Agreement to (i) any affiliate of the Company (which assignment shall not relieve the Company of its obligations hereunder) or (ii) the purchaser of substantially all or all


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

of the assets of the Company. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

         10.5 ATTORNEYS' FEES. Subject to Section 10.3(e), if the Company or Executive commences an action against the other to enforce any of the terms of this Agreement, or to obtain damages for any alleged breach of any of the terms hereof, or for a declaration of rights hereunder, the non-prevailing party shall pay to the prevailing party the prevailing party's reasonable attorneys' fees and costs incurred in connection with the prosecution of such action, whether or not such action proceeds to arbitration, trial or appeal.

         10.6 GOVERNING LAW. This Agreement shall be construed in accordance with and be governed by the internal laws of the State of California.

         10.7 BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Company and Executive, including any entity with which the Company may merger or consolidate, provided that Executive may not transfer his rights or obligations under this Agreement without the Company's prior written consent.

         10.8 HEADINGS. The headings and other captions in this Agreement are included solely for convenience of reference and shall not control the meaning and the interpretation of any provision of this Agreement.

         10.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which, when so executed, shall be deemed an original but all of which together shall constitute one and the same instrument.

         10.10 ENTIRE AGREEMENT. This Agreement contains all of the terms and conditions agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements, communications and term sheets between the parties dealing with such subject matter, whether oral or written. Except as expressly set forth herein, there are no representations or warranties, expressed or implied, made by either party hereto to the other party hereto.

         10.11 FURTHER ASSURANCES. Each of the parties to this Agreement shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out the intent of the parties to this Agreement.


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

         10.12 TERMINATION OF EXISTING EMPLOYMENT AGREEMENT. As of the Effective Date, the Existing Employment Agreement shall be automatically terminated and shall be of no further force and effect.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                       COMPANY:

                                       COLOR SPOT NURSERIES, INC., a
                                       Delaware corporation

                                       /s/ Steven Bookspan
                                       ------------------------------------
                                       Name:
                                       Title:

                                       EXECUTIVE:

                                       /s/ Michael F. Vukelich
                                       ------------------------------------
                                       MICHAEL F. VUKELICH



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